UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in Its Charter)

FOCUSED COMPOUNDING FUND, LP
ANDREW KUHN
GEOFF GANNON
JACOB MCDONOUGH

RALPH MOLINA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Focused Compounding Fund, LP, together with the other participants named herein (collectively, “Focused Compounding Group”), intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and an accompanying proxy card to be used to solicit votes for the election of its slate of director-nominees at the upcoming annual meeting of shareholders of Parks! America, Inc., a Nevada corporation (“Parks!”), which is currently scheduled to be held on June 6, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”).

Focused Compounding Fund, LP issued a press release on February 27, 2024 pertaining to the voting results of the special election of shareholders held by Parks! on February 26, 2024. The press release is reproduced below:

Focused Compounding Receives Clear Majority of Votes Cast at Parks! America Special Meeting

February 27, 2024 09:20 ET| Source: Focused Compounding Fund, LP

DALLAS, Feb. 27, 2024 (GLOBE NEWSWIRE) -- On Monday morning, shareholders of Parks! America, Inc. (OTC: PRKA) (the “Company”) voted for the first time in 14 years. Preliminary results show a clear majority of votes cast were in favor of replacing the current Board with Focused Compounding’s nominees. The Focused Compounding slate received approximately 57% of votes cast, while the current Board received approximately 42% of votes cast. Shareholder turnout was approximately 84% of outstanding shares. Holders of approximately 48% of outstanding shares voted to replace the current Board, versus holders of approximately 36% of outstanding shares voting for the status quo.

If these same results had occurred at an annual meeting, Focused Compounding’s nominees would now be in office. However, the Company has not held an annual meeting in 14 years, and the Company does not plan to hold an annual meeting until June. As a result, even though a clear majority of voting shareholders (57% vs. 42%) has now voted to remove them, the current Board remains in office due to legal maneuvers, and may continue such obstructions to prolong its time in power.

Parks! America has announced it will hold its first annual meeting in 14 years on June 6, 2024.  Focused Compounding has submitted nominees for election to the Board at the annual meeting and will continue its fight to preserve and protect value for all owners of the stock. Preserving and protecting owner value is now more important than ever.

The Board knows there is no realistic possibility a 15-point deficit with only 16% of shareholders not voting can be overcome in time for a June election. With the upcoming annual meeting date (June 6th), we believe there is now a near-zero possibility of the current Board receiving more votes than the Focused Compounding slate at the annual meeting.

Due to its poor showing in its first election in 14 years, the Board may spend increasingly large amounts of money out of desperation. It is important shareholders carefully monitor the Company. All owners need to make it clear to the Company that they do not want to see a scorched earth campaign from a Board that shareholders do not support. Shareholders would be the collateral damage.

After today’s results, Focused Compounding, a holder of 29,110,150 shares of PRKA, is hopeful that there will be a transition at Parks! America, and it will be orderly and the damage done to shareholders kept to an absolute minimum. Both sides can work together to carry out this basic value preserving task on behalf of the Company’s many small, outside shareholders. It is what they deserve, and it is what the Company owes them.

Contact:

Andrew Kuhn (469) 207-5844

andrew@focusedcompounding.com

Additional Information and Certain Information Regarding the Participants

Focused Compounding Fund, LP (“FCF”) together with the other Participants named herein (“Focused Compounding Group”), intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with the 2024 annual meeting of Parks! America, Inc. (“Parks!”), which is currently scheduled to be held on June 6, 2024 at 10:00 a.m. Eastern Time (the “2024 Annual Meeting”).

The Focused Compounding Group may be deemed to be participants in the solicitation of proxy cards from shareholders and intends to solicit votes for its slate of director nominees at the upcoming 2024 Annual Meeting of Parks! (the “Proxy Solicitation”). Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and certain other materials filed with the SEC in connection with the Proxy Solicitation.

FOCUSED COMPOUNDING GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF PARKS! TO READ THE FORTHCOMING PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INVESTORCOM, 19 OLD KINGS HIGHWAY S., SUITE 130 DARIEN, CT 06820, PROXY@INVESTOR-COM.COM. SHAREHOLDERS MAY CALL TOLL-FREE: (877) 972-0090. BANKS AND BROKERS CALL: (203) 972-9300.

The participants in the proxy solicitation are expected to be (i) FCF, (ii) Focused Compounding Capital Management, LLC (“FCCM”), (iii) Andrew Kuhn, (iv) Geoff Gannon, (v) Jacob McDonough and (vi) Ralph Molina.

As of the date hereof, FCF currently directly owns 29,110,150 shares of Parks! common stock, $0.0001 par value (“Common Stock”). Mr. Kuhn is the managing member of FCCM, which is the general partner of FCF. Mr. Gannon is the portfolio manager of FCF. As the general partner of FCF, FCCM may be deemed the beneficial owner of the 29,110,150 shares of Common Stock beneficially owned by FCF. Messrs. Kuhn and Gannon may be deemed to each beneficially own the same number of shares of Common Stock as owned by FCF. Messrs. McDonough and Monila beneficially own no such Common Stock.